Exhibit 14.1

THREE LIONS ACQUISITION CORP.

CODE OF ETHICS

1. Introduction

The Board of Directors (the “Board”) of Three Lions Acquisition Corp. (the “Company”) has adopted this code of ethics (this “Code”), which is applicable to all directors, officers, and employees (to the extent that employees are hired in the future) (each a “person,” as used herein) of the Company, with the intent to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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promote the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules, and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Board. In this Code, references to the “Company” mean Three Lions Acquisition Corp., and include, in appropriate context, the Company’s subsidiaries (if any).

2. Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit, dishonesty and subordination of the Company’s interests to personal interests are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests.

•	Observe all applicable governmental laws, rules and regulations.

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Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

•	Deal fairly with the Company’s customers, suppliers, competitors and employees.

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

•	Protect the assets of the Company and ensure their proper use.

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Subject to, and except as permitted by, the Company’s amended and restated memorandum and articles of association, as it may be amended from time to time (the “Charter”), refrain from (i) taking for themselves corporate or business opportunities that are discovered through the use of corporate assets, (ii) using corporate assets, information, or position for personal gain, and (iii) competing with the Company.

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Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board), as disclosed in the Company’s public filings with the SEC or as permitted by the Charter. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier or competitor;

•	any outside business activity that detracts from a person’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

•	the receipt of any money, non-nominal gifts, or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any close relative;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

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any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

3. Disclosure

The Company strives to ensure that the contents of, and the disclosures in, the reports and documents that the Company files with the SEC and other public communications, shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the audit committee of the Board (the “Audit Committee”) (or the Chairman of the Board if no Audit Committee exists) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4. Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5. Reporting and Accountability

The Board or Audit Committee, if one exists, is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board or Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

•	Notify the Chairman promptly of any existing or potential violation of this Code.

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code:

•	The Board or Audit Committee, if one exists, will take all appropriate action to investigate any breaches reported to it.

•	If the Audit Committee, if one exists, determines by majority decision that a breach has occurred, it will inform the Board.

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Upon being notified that a breach has occurred, the Board by majority decision will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, if one exists, and/or the Company’s counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment, or, in any manner, discrimination against such person in terms and conditions of employment.

6. Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7. Insider Trading and Dissemination of Inside Information

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for securities trading purposes or for any purpose unrelated to the Company’s business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company securities, options in the Company shares or the shares of any Company supplier, customer or competitor is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, the Company’s customers, competitors and potential business partners). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home. Each person shall comply with any policy adopted by the Board regarding insider trading and dissemination of inside information.

8. Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

9. Improper Influence on Conduct of Audits

No director, officer or employee, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

•	Providing an auditor with an inaccurate or misleading legal analysis;

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

•	Blackmailing; and

•	Making physical threats.

10. Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

11. Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

12. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

13. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary.

Adopted as of _____, 2026.

PROVISIONS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The CEO and all senior financial officers, including the CFO and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code, the CEO and senior financial officers are subject to the following additional specific policies:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Disclose to the CEO and the Board any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3. Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4. Comply with laws applicable to the Company, including but not limited to rules and regulations of U.S. federal, state and other local governments and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6. Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7. Share knowledge and maintain skills important and relevant to the needs of the Company, its shareholders and other constituencies and the general public.

8. Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9. Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10. Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11. Comply in all respects with this Code.

12. Advance the Company’s legitimate interests when the opportunity arises.

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board. Any waiver of this Code will be disclosed as provided in Section 6 of this Code.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board.

OFFICER’S CERTIFICATION

I have read and understand the foregoing Code. I hereby certify that I am in compliance with the foregoing Code and I will comply with the Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

Dated:

Name (signature):

Title: